Exhibit 99




FOR IMMEDIATE RELEASE

February 10, 2005

                           THE EASTERN COMPANY REPORTS
                  RESULTS FOR 2004 YEAR-END AND FOURTH QUARTER


Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the operating results for the full year and fourth quarter of 2004. Sales for the full year 2004 were $100.1 million, an increase of 13.4% when compared to sales of $88.3 million in 2003. Sales for the fourth quarter of 2004 were $24.8 million, compared to $23.3 million in 2003, an increase of 6.5%. The Industrial Hardware Group realized an increase in sales in the fourth quarter compared to the fourth quarter of 2003, while decreases were experienced in both the Security Products and Metal Products Groups in the comparable periods.

For the full year 2004 net income increased 41.5% to $4.8 million or $1.27 per diluted share, compared to net income of $3.4 million or $.92 per diluted share in 2003. Fourth-quarter net income was $1.4 million or $0.37 per diluted share, compared to the $529,000 or $ .14 per diluted share reported in the fourth quarter of 2003.

Leonard F. Leganza, President and CEO stated, "The business optimism we expressed earlier in the year as to the manufacturing sector of the economy and, in particular, the markets we serve, continued through the fourth quarter and full year. Fourth quarter sales represented the ninth quarter of improved sales when compared to the prior year quarter and for the full year the Company reached an historic record of $100,000,000 in sales. Our sales gains occurred primarily in the Industrial Hardware and Security segments of the Company, while Metal Casting sales were down approximately 14%."

Mr. Leganza continued: "The year was a competitively challenging one in which we had to face the rising costs of steel, pricing competition from low cost Asian sources and the costs of settling an alleged patent infringement suit, all of which had a negative impact on earnings. However, notwithstanding these factors, earnings improved 41.5% over 2003."

Mr. Leganza commented further, "Our manufacturing operation in Shanghai, which became operational in 2004, has become an important source of competitively priced product supporting our domestic divisions. In addition, we have begun marketing our manufacturing capabilities in industrial and transportation hardware into the Chinese market, providing new opportunities for us. Further, through a technical development partnership contract signed with China University of Mining and Technology, we have successfully completed testing our mechanical mine roof anchors in China's largest underground coal mine. Once we have received official government approval, we will begin to market our product throughout China's mining industry."



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The Eastern Company is a 147-year-old leading manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products enables it to respond to the changing requirements of a broad array of markets.


Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255


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Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)

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                                             THREE Months Ended                             TWELVE Months Ended

                                        13 wks                   14 wks                  52 wks                53 wks
                                     Jan. 1, 2005             Jan. 3, 2004            Jan. 1, 2005          Jan. 3, 2004
                                     ------------             ------------            ------------          ------------
Net Sales                            $ 24,772,496              $23,260,651            $100,130,158            $88,306,581


Net Income After Tax                    1,414,167                  528,798               4,757,701              3,361,622


Net Income Per Share:
                Basic                    $   0.39                 $   0.15                $   1.31               $   0.93
                Diluted                  $   0.37                 $   0.14                $   1.27               $   0.92

Weighted average shares outstandings:
             Basic                      3,633,316                3,614,030               3,627,541              3,620,593
             Diluted                    3,797,826                3,687,052               3,745,701              3,658,965



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